Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301
THE COCA-COLA COMPANY REPORTS
THIRD QUARTER AND YEAR-TO-DATE 2012 RESULTS

Strong 4% global volume growth in the third quarter with growth across every geographic operating group
Worldwide brand Coca-Cola growth of 3% year-to-date
Volume and value share gains continued in total nonalcoholic ready-to-drink beverages
Strong cash from operations, up 15% year-to-date

Third Quarter and Year-to-Date 2012 Highlights

•
Strong global volume growth of 4% in the quarter and 5% year-to-date, with volume growth across every geographic operating group in the quarter.  North America volume grew 2% in the quarter and year-to-date, and international volume grew 5% in the quarter and year-to-date.

•	Third quarter reported net revenues grew 1% and comparable currency neutral net revenues grew 6%. Year-to-date reported net revenues grew 3% and comparable currency neutral net revenues grew 6%.

•
Third quarter reported operating income and comparable currency neutral operating income both grew 1%, in line with our expectations.  Year-to-date reported operating income grew 5% and comparable currency neutral operating income grew 4%.

•	Currency represented a 5% headwind on comparable net revenues and a 7% headwind on comparable operating income in the quarter.

•	Third quarter reported EPS was $0.50, up 4%, and comparable EPS was $0.51, down 2%. Year-to-date reported and comparable EPS were both $1.56, up 5% and 2%, respectively.

•	Year-to-date cash from operations was up a strong 15%.

ATLANTA, Oct. 16, 2012 – The Coca-Cola Company today reported strong third quarter and year-to-date 2012 results, with solid volume and revenue growth, and continued volume and value share gains in total nonalcoholic ready-to-drink (NARTD) beverages, as well as across nearly every beverage category in which the Company competes.
Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “We are pleased with our third quarter and year-to-date results. We continue to deliver consistent and solid performance, with our business growing worldwide volume by 4% in the quarter and 5% year-to-date. Importantly, we realized growth in the quarter across all five of our global geographic operating groups, despite continued volatility in the worldwide economy. We have been able to crack the calculus for growth in this environment. We have done this by consistently investing in our system and our brands to ensure that our global portfolio is more relevant and healthier today than it has ever been. We remain resolutely focused on ensuring that we leverage our wonderful heritage and fuse it with what is expected by our consumers today in order to earn and sustain our place in their daily lives tomorrow.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported strong worldwide volume growth of 4% in the third quarter and 5% year-to-date. Volume growth in the quarter was well-balanced around the world, with growth in all geographic operating groups as well as growth across both developed markets (+2%) and emerging markets (+7%). The Company reported solid growth in key developed markets, including North America (+2%), Japan (+2%) and Europe (+1%), which reported growth across all business units in the quarter. In addition, the Company delivered strong volume growth in key emerging markets such as Thailand (+19%) and India (+15%) in the quarter. Our China business delivered 2% volume growth in the quarter and 6% growth year-to-date.
In the third quarter, we grew global volume and value share in total NARTD beverages, with volume and value share gains across nearly every beverage category in which we compete. Brand health remains consistently strong, with continued improvements in favorite brand scores and growth among consumers who enjoy at least one product from our broad portfolio of beverage brands per week. Through our occasion-based brand, package, price and channel segmentation strategy, we remain closely connected to our consumers with a dual focus on recruitment and affordability. Our immediate consumption beverage volume continues to grow, up 4% globally in the quarter and 5% year-to-date.

Worldwide sparkling beverage volume grew 3% in the quarter and year-to-date. This represents nearly 450 million incremental unit cases year-to-date, or the equivalent of adding another Russia to our global business. We grew volume and value share in global core sparkling beverages in the quarter, led by brand Coca-Cola and reflecting a balanced portfolio approach to growth in the core sparkling beverage category. Worldwide brand Coca-Cola volume grew 2% in the quarter and 3% year-to-date, with growth in the quarter across diverse markets, including India (+34%), Russia (+18%), Brazil (+3%), Mexico (+3%) and South Africa (+2%). In addition, worldwide Fanta volume grew 7% in the quarter and 5% year-to-date, and Sprite volume grew 4% in the quarter and 5% year-to-date, as we leveraged global marketing campaigns in locally relevant ways.
Worldwide still beverage volume grew 10% in the quarter and 9% year-to-date, with solid growth across beverage categories, including packaged water, juices and juice drinks, ready-to-drink tea and coffee, sports drinks and energy drinks. Excluding the impact of acquisitions, still beverage volume grew 8% in the quarter and year-to-date. We grew global volume and value share in total still beverages and delivered share gains across all still beverage categories in which we compete. Ready-to-drink tea volume grew 13% in the quarter, with continued strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Fuze Tea, which we continued to expand across markets worldwide during the quarter. Packaged water volume grew 10% in the quarter, driven by our focus on innovative and sustainable packaging and immediate consumption occasions, most recently with our new “PlantBottle with a Twist” campaign, first aired during the summer 2012 Olympic Games. Energy drinks volume grew 19% in the quarter driven by growth across our global portfolio of energy brands.

OPERATING REVIEW

	Three Months Ended September 28, 2012
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	4	1	1	1

Eurasia & Africa	11	4	(4)	11
Europe	1	(8)	(14)	(8)
Latin America	5	0	(5)	9
North America	2	5	34	3
Pacific	3	(4)	(1)	(2)
Bottling Investments	8	(2)	(42)	(14)

	Nine Months Ended September 28, 2012
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	3	5	4

Eurasia & Africa	11	4	4	15
Europe	0	(7)	(8)	(4)
Latin America	5	1	0	11
North America	2	5	12	(1)
Pacific	6	5	13	5
Bottling Investments	11	3	(11)	5

Eurasia & Africa

•
Our Eurasia and Africa Group's volume grew 11% in the quarter and year-to-date (up 8% and 9%, respectively, excluding the benefit of acquired volume), cycling 6% growth in the prior year quarter. Growth in the quarter was led by India, up 15%, Middle East and North Africa, up 22% (up 12% excluding the benefit of acquired volume), Russia, up 7% and South Africa, up 7%. Reported net revenues for the quarter increased 4%, reflecting a 10% increase in concentrate sales and positive price/mix of 5%, partially offset by an 11% currency impact. Concentrate sales in the quarter and year-to-date were slightly ahead of unit case volume

(excluding acquired volume) primarily due to timing. For the full year, we expect concentrate sales to be roughly in line with unit case sales. Comparable currency neutral net revenues increased 15% in the quarter. Reported operating income declined 4% in the quarter. Comparable currency neutral operating income increased 11% in the quarter, driven by pricing and product mix, partially offset by increased investments in the business.

•
During the quarter, Eurasia and Africa grew volume and value share in total NARTD beverages as well as in core sparkling beverages, juices and juice drinks, sports drinks and ready-to-drink tea. Sparkling beverage volume grew 9% in the quarter, led by brand Coca-Cola, which grew 10%. Sprite volume grew 10% in the quarter and Fanta volume grew 6%. Still beverage volume grew 21% in the quarter, including the benefit of acquired volume which added 12 points of growth. In India, we gained volume and value share in total NARTD beverages as well as in sparkling and still beverages in the quarter, with both sparkling and still beverage volume growth of 15%. India sparkling beverage growth was driven by a strong system focus behind brand Coca-Cola as well as customized integrated marketing campaigns centered on music and sports. During the quarter, brand Coca-Cola volume in India grew 34% and Sprite grew 15%, with balanced growth across our portfolio of package sizes. India still beverage volume growth was driven by strong performance in juices and juice drinks, including Minute Maid Pulpy and Maaza mango juice drink. Russia volume growth in the quarter was led by our sparkling beverage brands, including brand Coca-Cola, up 18%, Fanta, up 15% and Sprite, up 7%. We gained volume and value share in core sparkling and still beverages in Russia, with a strong marketing campaign tied to the 2012 Olympic Games as well as a continued focus on packaging segmentation to drive household penetration.

Europe

•
Our Europe Group's volume grew 1% in the quarter, cycling even performance in the prior year quarter, with volume growth in all business units despite ongoing macroeconomic uncertainty across the region and poor weather in the first half of the quarter.  Year-to-date volume was even. Reported net revenues declined 8% in the quarter, reflecting a 3% increase in concentrate sales offset by unfavorable price/mix of 4% and a 7% currency impact. Concentrate sales in the quarter were ahead of unit case sales due to timing. Year-to-date concentrate sales were broadly in line with unit case sales. Comparable currency neutral net revenues were even in the quarter. Reported operating income declined 14% in the quarter.  Comparable currency neutral operating income declined 8% in the quarter, reflecting shifts in product and channel mix across markets, input cost pressures, incremental investments related to the 2012 Olympic Games, and timing of marketing expenses.

•
During the quarter, the Europe Group maintained share in core sparkling and still beverages. Europe sparkling beverage volume grew 1% in the quarter and still beverage volume grew 6%. We continued to leverage integrated marketing campaigns centered on our 2012 Olympic Games partnership, summer activities and Coke and Meals programming. Germany volume grew 3% in the quarter, cycling 4% growth in the prior year quarter, driven by Olympics activation, music-themed integrated marketing campaigns, a continued focus on low-calorie and no-calorie sparkling beverages and packaging segmentation to drive recruitment and household penetration. The Central and Southern Europe region grew volume low single digits, with brand Coca-Cola up mid single digits driven by robust Coke and Meals activation. Volume in both the Northwest Europe & Nordics and Iberia regions was positive, rounding to even in the quarter.

Latin America

•
Our Latin America Group's volume grew 5% in the quarter and year-to-date, cycling 7% growth in the prior year quarter. Reported net revenues for the quarter were even, reflecting concentrate sales growth of 8% and positive price/mix of 6%, offset by a currency impact of 13% and a 1% impact related to structural change. Concentrate sales in the quarter were ahead of unit case volume due to timing. Year-to-date concentrate sales were in line with unit case volume. Comparable currency neutral net revenues increased 12% in the quarter. Reported operating income declined 5% in the quarter, with comparable currency neutral operating income up 9%, primarily reflecting solid volume growth and favorable pricing across the group, partially offset by continued investments in the business, including some initial expenses related to the 2014 World Cup.

•
During the quarter, the Latin America Group gained volume and value share in total NARTD beverages. All business units in Latin America grew volume in the quarter, with 6% growth in Mexico, Brazil and South Latin, and 3% growth in Latin Center, all driven by a continued focus on affordability using refillable packages, activation of the summer 2012 Olympic Games, and recruitment through investment in immediate consumption and the continued placement of new cold drink equipment. Sparkling beverage volume was up 3%, with a strong focus on developing and growing our portfolio of flavored sparkling brands. Brand Coca-Cola volume grew 3% in the quarter while Fanta was up 7% and Sprite was up 6%. Still beverage volume grew 14% in the quarter, driven by ready-to-drink tea, up strong double digits as a result of the newly launched Fuze Tea, as well as 33% growth in sports drinks, 12% growth in packaged water and 8% growth in juices and juice drinks. Both Mexico and Brazil grew volume and value share in the quarter in total NARTD beverages as well as in sparkling and still beverages, with a continued focus on both single-serve and returnable packaging.

North America

•
Our North America Group's volume grew 2% in the quarter and year-to-date, cycling 1% organic growth in the prior year quarter. Reported net revenues for the quarter increased 5%, reflecting volume growth of 2% as well as positive price/mix of 3% and a 1% benefit from structural changes, primarily the acquisition of Great Plains Coca-Cola Bottling Company. Currency unfavorably affected reported net revenues by 1%. Third quarter reported operating income grew 34%, which includes the effect of items impacting comparability, principally net gains/losses related to our economic hedges, primarily commodities, as well as costs related to the integration of the former North America business of Coca-Cola Enterprises (CCE). Comparable currency neutral operating income grew 3% in the quarter, a sequential improvement from the first half of 2012, reflecting positive volume growth and pricing, partially offset by higher commodity costs and ongoing investment in marketplace executional capabilities.

•
During the quarter, North America gained volume and value share in total NARTD beverages as we continue to build strong value-creating brands and strengthen customer service. In addition, we gained volume share and maintained value share in sparkling beverages. We gained both volume and value share in still beverages, with volume and value share gains across multiple still beverage categories, including juices and juice drinks, functional hydration, sports drinks, energy drinks and ready-to-drink teas and coffees. Sparkling beverage volume was even in the quarter with sparkling beverage price/mix growth of 3%, as we maintained the price increases put in place over the past year. Coca-Cola Zero volume grew 9% in the quarter. Fanta volume was up 5% in the quarter and Seagram's grew 11% in the quarter driven by the continued expansion of Seagram's Sparkling Seltzer Water. Still beverage volume grew 7% in the quarter, led by Powerade growth of 9% with strong 2012

Olympic Games activation and the new “Power Through” campaign as well as double-digit growth in Gold Peak tea and Fuze tea. Our portfolio of juice and juice drink brands grew 6% in the quarter, driven by growth in juice drinks and the Minute Maid Light portfolio, while our premium chilled orange juice continued to gain value share. Our water business grew 4% as Dasani maintained its premium pricing position in the mainstream water segment, supported by our PlantBottle PET packaging.

Pacific

•
Our Pacific Group's volume grew 3% in the quarter and 6% year-to-date, cycling 5% growth in the prior year quarter. Reported net revenues for the quarter declined 4%, reflecting 3% concentrate sales growth, offset by unfavorable price/mix of 6% and a 1% impact due to structural change. Concentrate sales in the quarter were in line with unit case sales. For the full year, we expect concentrate sales to be roughly in line with unit case sales. Comparable currency neutral net revenues decreased 3% in the quarter. Reported operating income decreased 1% in the quarter, reflecting shifts in product, channel and geographic mix. In addition, third quarter reported operating income reflects a 1% currency benefit. Comparable currency neutral operating income decreased 2% in the quarter and increased 5% year-to-date.

•
During the quarter, the Pacific Group gained share in core sparkling and still beverages. Volume growth in the quarter was broad-based, with 2% growth in Japan and China, and double-digit growth in both Thailand and South Korea. Philippines volume was even in the quarter as multiple typhoons impacted the overall industry, yet we grew brand Coca-Cola 2% and gained volume and value share in sparkling beverages. Pacific Group sparkling beverage volume grew 1% in the quarter, led by 13% growth in Fanta and 3% growth in Sprite. Still beverage volume grew 6% in the quarter, with double-digit growth in packaged water, 7% growth in ready-to-drink tea and 4% growth in sports drinks. Japan's sparkling beverage volume declined 5% in the quarter, principally due to the cycling of new product launches, and still beverage volume grew 5%. Our Japan business continued to gain share in total NARTD beverages as well as volume and value share in still beverages in the quarter. This positive result was driven by the sustained momentum of our Georgia coffee brand as well as water and sports drink category offerings, which led to consistent volume growth across channels, including convenience retail outlets, drug stores and supermarkets. Our business in China delivered 2% volume growth in the quarter, while cycling 11% growth in the prior year quarter.  Year-to-date growth in China is a solid 6%, cycling 15% growth in the prior year.  We remain encouraged and excited about our opportunities in this region and continue to believe that China will serve as a long-term growth driver for our business despite a changing competitive landscape and the current softness in the macroeconomy.  Importantly, and in alignment with our strategic priorities in China, we are growing transactions ahead of volume through a broad range of package offerings, with total transactions up 10% and sparkling transactions up 7% year-to-date. China sparkling beverages gained volume and value share in the quarter.

Bottling Investments

•
Our Bottling Investments Group's volume grew 4% in the quarter on a comparable basis after adjusting for the effect of structural changes, primarily the acquisition of the Vietnam, Cambodia and Guatemala bottling operations. Reported volume, including the benefit of these acquisitions, grew 8% in the quarter. The growth in comparable volume was primarily driven by India and Germany, with volume growth and share gains in core sparkling beverages across most of the group's markets, led by growth in brand Coca-Cola. Reported net revenues for the quarter declined 2%. This reflects the 4% growth in comparable unit case volume, positive price/mix of 1% and a 4% benefit due to structural changes, offset by a currency impact of 11%. Comparable currency neutral net revenues increased 9% in the quarter. Reported operating income in the quarter decreased 42% due to currency as well as the impact of structural changes. Comparable currency neutral operating income decreased 14% in the quarter, reflecting the increase in revenues resulting from volume growth and positive pricing in select markets, offset by shifts in package and channel mix and continued investments in our in-market capabilities.

FINANCIAL REVIEW
Third quarter reported net revenues grew 1%, with comparable net revenues also up 1%. This reflects a 5% increase in concentrate sales; slightly positive price/mix, rounding to even, driven by the cycling of higher price/mix comparisons from the prior year; and a 1% benefit due to structural changes, principally the acquisition of bottling operations. Currency had a 5% unfavorable effect on net revenues in the quarter. As a result, comparable currency neutral net revenues grew 6% in the quarter, in line with our long-term target. Unit case sales slightly lagged concentrate sales in the quarter. For the full year, we expect unit case sales to be in line with concentrate sales. Our price/mix results in the quarter were in line with our expectations, as the quarter is cycling higher price/mix comparisons from the prior year. Despite the tougher comparisons, we continued to grow global NARTD value share for the 21st consecutive quarter. We estimate our full-year 2012 consolidated price/mix results to be 1% to 2%, in line with our long-term target range.
Reported cost of goods sold was even in the quarter, with comparable cost of goods sold up 3% in the quarter, reflecting moderately higher commodity costs compared to the prior year quarter, primarily in North America and the Bottling Investments Group. Currency decreased comparable cost of goods sold by 4% in the quarter. Items impacting comparability in the quarter primarily included net gains/losses on commodities hedging. We currently estimate full-year incremental commodity costs of approximately $225 million compared to the prior year.
Reported SG&A expenses grew 2% in the quarter and comparable SG&A expenses increased 3% in the quarter. Currency decreased comparable SG&A expenses by 4% in the quarter. Operating expense leverage in the quarter declined by 4 points, consistent with the outlook we provided in our second quarter 2012 earnings call. On a full-year basis, we expect to achieve slightly positive operating expense leverage, as we will benefit from two additional selling days in the fourth quarter.
Third quarter reported operating income increased 1%, with comparable currency neutral operating income also up 1%. Items impacting comparability increased third quarter operating income by $3 million in 2012 and decreased third quarter operating income by $212 million in 2011. Currency reduced comparable operating income by 7% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, we estimate currency will have a mid single-digit unfavorable impact on operating income in the fourth quarter and for the full year.
Year-to-date net share repurchases totaled $2.3 billion. These repurchases are in line with the targeted range of $2.5 to $3.0 billion in net share repurchases for the full year. Following shareowner approval, the Company amended its certificate of incorporation on July 27, 2012, to increase the number of authorized shares of common stock from 5.6 billion to 11.2 billion and effect a two-for-one stock split of the common stock. Accordingly, all share and per share data now reflects the impact of the increase in authorized shares and the stock split. The stock split will not affect the targeted net share repurchase range for the full year.
Third quarter reported EPS was $0.50 and comparable EPS was $0.51. Items impacting comparability reduced third quarter 2012 reported EPS by a net $0.01 and reduced third quarter 2011 reported EPS by a net $0.04. In both periods, these items included restructuring charges, costs related to global productivity initiatives, gains/charges related to equity investees, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in third quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide (BPW) and charges related to the supply of Brazilian orange juice. Items impacting comparability in third quarter 2011 also included CCE integration costs.
Year-to-date cash from operations increased 15%. Excluding incremental pension contributions made in first quarter 2012 and 2011, cash from operations also increased 15%.

Effective Tax Rate
The reported effective tax rate for the quarter was 24.5%. The underlying effective tax rate on operations for the quarter was 24.0%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2011 results included a net charge of $0.04 per share due to restructuring charges, costs related to global productivity initiatives and the CCE integration, and charges related to the natural disasters in Japan, partially offset by a gain on the sale of the Company's stake in Chilean bottler Coca-Cola Embonor S.A.
Second quarter 2011 results included a net gain of $0.03 per share due to a noncash gain on the adjustment to fair value of our investment in Mexican bottler Grupo Continental S.A.B., partially offset by restructuring charges, costs related to global productivity initiatives and the CCE integration, and charges related to the natural disasters in Japan.
Third quarter 2011 results included a net charge of $0.04 per share due to restructuring charges and costs related to global productivity initiatives and the CCE integration.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to volume included in the explanation of net revenue growth for North America. This North America volume represents Coca-Cola Refreshments' unit case sales (which are equivalent to concentrate sales) plus non-Company-owned bottling operations' concentrate sales. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
Year-to-date 2012 financial results were impacted by one less selling day. Fourth quarter 2012 financial results will benefit from two additional selling days. Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•	Due to the refocusing in 2012 of the Beverage Partners Worldwide (BPW) ready-to-drink tea joint venture with Nestlé S.A. (Nestlé), we have eliminated the BPW joint venture volume and associated concentrate sales from our reported results for both 2011 and 2012 in those countries in which the joint venture is being phased out during 2012. In addition, we have eliminated the Nestea licensed volume and associated concentrate sales in the U.S. due to our current U.S. license agreement with Nestlé terminating at the end of 2012. These changes did not materially impact the Company's reported volume results for third quarter or year-to-date 2012 on a consolidated basis or for any individual operating group. However, these changes increased the Company's reported third quarter and year-to-date 2012 volume for still beverages by 2 points and 1 point, respectively, and ready-to-drink tea by 12 points and 8 points, respectively.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss third quarter and year-to-date 2012 results today, October 16, 2012 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format and transcript of the call will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	September 28, 2012	September 30, 2011	% Change
		As Adjusted[1]
Net Operating Revenues	$12,340	$12,248	1
Cost of goods sold	4,853	4,875	0
Gross Profit	7,487	7,373	2
Selling, general and administrative expenses	4,630	4,523	2
Other operating charges	64	96	—
Operating Income	2,793	2,754	1
Interest income	118	141	(16)
Interest expense	102	116	(12)
Equity income (loss) — net	252	180	40
Other income (loss) — net	23	(32)	—
Income Before Income Taxes	3,084	2,927	5
Income taxes	755	681	11
Consolidated Net Income	2,329	2,246	4
Less: Net income attributable to noncontrolling interests	18	22	(18)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,311	$2,224	4
Diluted Net Income Per Share[2,3]	$0.50	$0.48	4
Average Shares Outstanding — Diluted[2,3]	4,587	4,653

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
For the three months ended September 28, 2012 and September 30, 2011, basic net income per share was $0.51 for 2012 and $0.49 for 2011 based on average shares outstanding — basic of 4,502 for 2012 and 4,571 for 2011. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

[3]
Following shareowner approval, the Company amended its certificate of incorporation on July 27, 2012, to increase the number of authorized shares of common stock from 5.6 billion to 11.2 billion and effect a two-for-one stock split of the common stock. Accordingly, all share and per share data presented herein reflects the impact of the increase in authorized shares and the stock split.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended
	September 28, 2012	September 30, 2011	% Change
		As Adjusted[1]
Net Operating Revenues	$36,562	$35,502	3
Cost of goods sold	14,425	13,812	4
Gross Profit	22,137	21,690	2
Selling, general and administrative expenses	13,308	13,016	2
Other operating charges	233	457	—
Operating Income	8,596	8,217	5
Interest income	345	356	(3)
Interest expense	302	313	(4)
Equity income (loss) — net	637	535	19
Other income (loss) — net	156	447	—
Income Before Income Taxes	9,432	9,242	2
Income taxes	2,236	2,273	(2)
Consolidated Net Income	7,196	6,969	3
Less: Net income attributable to noncontrolling interests	43	42	2
Net Income Attributable to Shareowners of The Coca-Cola Company	$7,153	$6,927	3
Diluted Net Income Per Share[2,3]	$1.56	$1.49	5
Average Shares Outstanding — Diluted[2,3]	4,593	4,658

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
For the nine months ended September 28, 2012 and September 30, 2011, basic net income per share was $1.58 for 2012 and $1.51 for 2011 based on average shares outstanding — basic of 4,513 for 2012 and 4,579 for 2011. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

[3]
Following shareowner approval, the Company amended its certificate of incorporation on July 27, 2012, to increase the number of authorized shares of common stock from 5.6 billion to 11.2 billion and effect a two-for-one stock split of the common stock. Accordingly, all share and per share data presented herein reflects the impact of the increase in authorized shares and the stock split.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	September 28, 2012	December 31, 2011
		As Adjusted[1]
ASSETS
Current Assets
Cash and cash equivalents	$9,615	$12,803
Short-term investments	5,320	1,088
Total Cash, Cash Equivalents and Short-Term Investments	14,935	13,891
Marketable securities	3,148	144
Trade accounts receivable, less allowances of $73 and $83, respectively	5,083	4,920
Inventories	3,447	3,092
Prepaid expenses and other assets	3,099	3,450
Total Current Assets	29,712	25,497
Equity Method Investments	8,538	7,233
Other Investments, Principally Bottling Companies	1,612	1,141
Other Assets	3,629	3,495
Property, Plant and Equipment — net	15,388	14,939
Trademarks With Indefinite Lives	6,510	6,430
Bottlers' Franchise Rights With Indefinite Lives	7,746	7,770
Goodwill	12,381	12,219
Other Intangible Assets	1,138	1,250
Total Assets	$86,654	$79,974

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,803	$9,009
Loans and notes payable	16,208	12,871
Current maturities of long-term debt	341	2,041
Accrued income taxes	656	362
Total Current Liabilities	27,008	24,283
Long-Term Debt	16,181	13,656
Other Liabilities	4,678	5,420
Deferred Income Taxes	5,197	4,694
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively[2]	1,760	1,760
Capital surplus	11,280	10,332
Reinvested earnings	57,320	53,621
Accumulated other comprehensive income (loss)	(2,941)	(2,774)
Treasury stock, at cost — 2,554 and 2,514 shares, respectively[2]	(34,209)	(31,304)
Equity Attributable to Shareowners of The Coca-Cola Company	33,210	31,635
Equity Attributable to Noncontrolling Interests	380	286
Total Equity	33,590	31,921
Total Liabilities and Equity	$86,654	$79,974

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
Following shareowner approval, the Company amended its certificate of incorporation on July 27, 2012, to increase the number of authorized shares of common stock from 5.6 billion to 11.2 billion and effect a two-for-one stock split of the common stock. Accordingly, all share and per share data presented herein reflects the impact of the increase in authorized shares and the stock split.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Nine Months Ended
	September 28, 2012	September 30, 2011
		As Adjusted[1]
Operating Activities
Consolidated net income	$7,196	$6,969
Depreciation and amortization	1,469	1,423
Stock-based compensation expense	254	268
Deferred income taxes	156	199
Equity (income) loss — net of dividends	(338)	(172)
Foreign currency adjustments	(106)	35
Significant (gains) losses on sales of assets — net	(108)	(104)
Other operating charges	98	188
Other items	61	(330)
Net change in operating assets and liabilities	(842)	(1,676)
Net cash provided by operating activities	7,840	6,800
Investing Activities
Purchases of short-term investments	(7,015)	(4,036)
Proceeds from disposals of short-term investments	2,745	3,026
Acquisitions and investments	(1,166)	(310)
Purchases of other investments	(4,756)	(611)
Proceeds from disposals of bottling companies and other investments	1,703	468
Purchases of property, plant and equipment	(1,971)	(1,915)
Proceeds from disposals of property, plant and equipment	73	66
Other investing activities	(12)	(102)
Net cash provided by (used in) investing activities	(10,399)	(3,414)
Financing Activities
Issuances of debt	32,888	22,623
Payments of debt	(28,790)	(17,095)
Issuances of stock	1,319	1,382
Purchases of stock for treasury	(3,619)	(3,608)
Dividends	(2,304)	(2,159)
Other financing activities	107	33
Net cash provided by (used in) financing activities	(399)	1,176
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(230)	(397)
Cash and Cash Equivalents
Net increase (decrease) during the period	(3,188)	4,165
Balance at beginning of period	12,803	8,517
Balance at end of period	$9,615	$12,682

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)[1]			Income (Loss) Before Income Taxes[1]
	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)
Eurasia & Africa	$749	$718	4	$254	$265	(4)	$258	$258	0
Europe	1,289	1,399	(8)	698	810	(14)	716	821	(13)
Latin America	1,226	1,226	0	734	773	(5)	734	772	(5)
North America	5,670	5,387	5	832	618	34	838	621	35
Pacific	1,595	1,655	(4)	603	608	(1)	606	609	0
Bottling Investments	2,208	2,264	(2)	44	76	(42)	269	266	1
Corporate	26	34	(23)	(372)	(396)	6	(337)	(420)	20
Eliminations	(423)	(435)	—	—	—	—	—	—	—
Consolidated	$12,340	$12,248	1	$2,793	$2,754	1	$3,084	$2,927	5

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended September 28, 2012, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $29 million for Eurasia and Africa, $165 million for Europe, $55 million for Latin America, $1 million for North America, $147 million for Pacific and $26 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $48 million for North America, $1 million for Pacific, $14 million for Bottling Investments and $10 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $5 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $5 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $9 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Income (loss) before income taxes was reduced by $1 million for Latin America, $1 million for North America, $2 million for Pacific and was increased by $1 million for Eurasia and Africa and $3 million for Europe due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category.

•
Income (loss) before income taxes was reduced by $10 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

During the three months ended September 30, 2011, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $34 million for Eurasia and Africa, $192 million for Europe, $64 million for Latin America, $121 million for Pacific and $24 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Europe, $2 million for Latin America, $52 million for North America, $2 million for Pacific, $14 million for Bottling Investments and $26 million for Corporate due to the Company’s productivity, integration and restructuring initiatives as well as costs associated with the merger of Embotelladoras Arca, S.A.B. de C.V. ("Arca") and Grupo Continental S.A.B. ("Contal").

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended (continued)

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for North America and were increased by $1 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

•
Income (loss) before income taxes was reduced by $36 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $5 million for Corporate due to the net charge we recognized on the repurchase and/or exchange of certain long-term debt assumed in connection with our acquisition of CCE's former North America business.

•
Income (loss) before income taxes was reduced by $5 million for Corporate due to the finalization of working capital adjustments related to the sale of all our ownership interests in Coca-Cola Drikker AS (our "Norwegian bottling operation") and Coca-Cola Drycker Sverige AB (our "Swedish bottling operation") to Coca-Cola Enterprises, Inc. ("New CCE").

•	Income (loss) before income taxes was reduced by $3 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)[1]			Income (Loss) Before Income Taxes[1]
	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)	September 28, 2012	September 30, 2011	% Fav. / (Unfav.)
Eurasia & Africa	$2,273	$2,178	4	$896	$860	4	$911	$856	6
Europe	3,980	4,262	(7)	2,290	2,497	(8)	2,340	2,536	(8)
Latin America	3,557	3,513	1	2,164	2,163	0	2,164	2,174	0
North America	16,388	15,578	5	2,039	1,821	12	2,066	1,827	13
Pacific	4,689	4,481	5	1,999	1,769	13	1,998	1,771	13
Bottling Investments	6,808	6,614	3	169	189	(11)	750	700	7
Corporate	108	125	(13)	(961)	(1,082)	11	(797)	(622)	(28)
Eliminations	(1,241)	(1,249)	—	—	—	—	—	—	—
Consolidated	$36,562	$35,502	3	$8,596	$8,217	5	$9,432	$9,242	2

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the nine months ended September 28, 2012, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $126 million for Eurasia and Africa, $488 million for Europe, $176 million for Latin America, $13 million for North America, $372 million for Pacific and $66 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $157 million for North America, $1 million for Pacific, $45 million for Bottling Investments and $18 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $3 million for Europe, $1 million for Pacific and $5 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $5 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012.

•
Operating income (loss) and income (loss) before income taxes were reduced by $21 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment.

•
Income (loss) before income taxes was increased by $33 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $2 million for Eurasia and Africa, $3 million for Europe, $3 million for Latin America, $1 million for North America and $5 million for Pacific due to changes in the structure of BPW, our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Nine Months Ended (continued)
During the nine months ended September 30, 2011, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $124 million for Eurasia and Africa, $537 million for Europe, $205 million for Latin America, $11 million for North America, $306 million for Pacific and $66 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $9 million for Eurasia and Africa, $5 million for Europe, $3 million for Latin America, $229 million for North America, $3 million for Pacific, $58 million for Bottling Investments and $100 million for Corporate, primarily due to the Company’s productivity, integration and restructuring initiatives as well as costs associated with the merger of Arca and Contal.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for North America and $82 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

•
Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE's former North America business.

•	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

•
Income (loss) before income taxes was increased by $102 million for Corporate due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

•	Income (loss) before income taxes was reduced by $41 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

•
Income (loss) before income taxes was reduced by $40 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $8 million for Corporate due to the net charge we recognized on the repurchase and/or exchange of certain long-term debt assumed in connection with our acquisition of CCE's former North America business.

•
Income (loss) before income taxes was reduced by $5 million for Corporate due to the finalization of working capital adjustments related to the sale of our Norwegian and Swedish bottling operations to New CCE.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Asset Impairments
During the three and nine months ended September 30, 2011, the Company recorded impairment charges of $3 million and $41 million, respectively, due to the impairment of an investment in an entity accounted for under the equity method of accounting. These impairment charges were recorded in the line item other income (loss) — net.
Restructuring
During the three and nine months ended September 28, 2012, the Company recorded charges of $14 million and $44 million, respectively, associated with the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of our recently announced productivity and reinvestment program. These restructuring charges were recorded in the line item other operating charges. See below for a discussion of our productivity and reinvestment program.
During the three and nine months ended September 30, 2011, the Company recorded charges of $18 million and $79 million, respectively, associated with the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of our productivity initiatives and the integration of CCE's former North America business. These restructuring charges were recorded in the line item other operating charges. See below for a discussion of our productivity and CCE integration initiatives.
Productivity and Reinvestment
During the three and nine months ended September 28, 2012, the Company recorded charges of $59 million and $177 million, respectively, in the line item other operating charges related to our productivity and reinvestment program which was announced in February 2012. This program will further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a new global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and information technology systems standardization.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity and Reinvestment (continued)
The second component of our productivity and reinvestment program involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply, which will better enable us to serve our customers and consumers. We believe our new integration efforts will result in costs of approximately $300 million.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 to $650 million which will be phased in over four years starting in 2012. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program. See below for a discussion of the Company's productivity and CCE integration initiatives that were completed in 2011.
Productivity Initiatives
During the three and nine months ended September 28, 2012, the Company reversed charges of $6 million and $9 million, respectively, related to previously established accruals associated with our 2008-2011 productivity initiatives.
During the three and nine months ended September 30, 2011, the Company recorded charges of $22 million and $76 million, respectively, related to our 2008-2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. These initiatives delivered annualized savings of over $500 million beginning in 2011, exceeding the upper end of the Company's original savings target of $400 to $500 million.
Equity Investees
During the three and nine months ended September 28, 2012, the Company recorded a charge of $10 million and a gain of $33 million, respectively, in the line item equity income (loss) — net. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
During the three and nine months ended September 30, 2011, the Company recorded charges of $36 million and $40 million, respectively, in the line item equity income (loss) — net. These charges represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
CCE Transaction
During the three and nine months ended September 28, 2012, the Company reversed charges of $5 million related to previously established accruals associated with the Company's integration of CCE's former North America business.
During the three and nine months ended September 30, 2011, the Company recorded charges of $54 million and $241 million, respectively, related to our integration of CCE's former North America business. These charges were primarily due to the development, design and initial implementation of our future operating framework in North America. The Company realized nearly $350 million in annualized savings by the end of 2011 and incurred total costs of $488 million related to this program since its inception. This initiative was completed at the end of 2011. See above for a discussion of the Company's recently announced productivity and reinvestment program which involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains
During the nine months ended September 28, 2012, the Company recognized a gain of $92 million as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment. The Company recorded this gain in the line item other income (loss) — net.
During the nine months ended September 30, 2011, the Company recognized a net gain of $417 million, primarily due to the merger of Arca and Contal, two bottling partners headquartered in Mexico, into a combined entity known as Arca Contal. The Company recorded this gain in the line item other income (loss) — net. Prior to this transaction, the Company held an investment in Contal that we accounted for under the equity method of accounting. The merger of the two companies was a noncash transaction that resulted in Contal shareholders trading their existing Contal shares for new shares in Arca Contal at a specified exchange rate. Subsequent to this transaction, the Company holds an investment in Arca Contal that we account for as an available-for-sale security. During the three and nine months ended September 30, 2011, the Company also recorded charges of $9 million and $35 million, respectively, related to costs associated with the merger of Arca and Contal. The Company recorded these charges in the line item other operating charges.
In addition to the gain on the exchange of our shares in Contal, the Company recognized a gain of $102 million during the nine months ended September 30, 2011, as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting. The Company recorded this gain in the line item other income (loss) — net.
Certain Tax Matters
During the three months ended September 28, 2012, and September 30, 2011, the Company recorded a net tax charge of $7 million and a net tax benefit of $4 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
During the nine months ended September 28, 2012, and September 30, 2011, the Company recorded a net tax benefit of $26 million and a net tax charge of $15 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the nine months ended September 28, 2012, also included the impact of the reversal of certain valuation allowances.
Other Items
Impact of Natural Disasters
On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which has helped rebuild schools and community facilities across the impacted areas of the country. During the three and nine months ended September 30, 2011, the Company recorded total charges of $1 million and $84 million, respectively, related to these events. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three and nine months ended September 28, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease to our non-GAAP operating income of $74 million and $77 million, respectively. During the three and nine months ended September 30, 2011, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase to our non-GAAP operating income of $113 million and $103 million, respectively.
Repurchase of Long-Term Debt
During the three and nine months ended September 30, 2011, the Company recorded net charges of $5 million and $8 million, respectively, related to the repurchase and/or exchange of certain long-term debt that we assumed in connection with our acquisition of CCE's former North America business.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the nine months ended September 28, 2012, the Company recorded charges of $14 million due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category. In addition, during the nine months ended September 28, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the three and nine months ended September 28, 2012, the Company incurred charges of $9 million and $21 million, respectively, related to Brazilian orange juice, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended September 28, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,340	$4,853	$7,487	60.7%	$4,630	$64	$2,793	22.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(14)	14
Productivity & Reinvestment	—	—	—		—	(59)	59
Productivity Initiatives	—	—	—		—	6	(6)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	5	(5)
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	52	(48)		19	(2)	(65)
After Considering Items (Non-GAAP)	$12,344	$4,905	$7,439	60.3%	$4,649	$—	$2,790	22.6%

	Three Months Ended September 30, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP) — As Adjusted	$12,248	$4,875	$7,373	60.2%	$4,523	$96	$2,754	22.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(18)	18
Productivity & Reinvestment	—	—	—		—	—	—
Productivity Initiatives	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(49)	49
Transaction Gains	—	—	—		—	(9)	9
Certain Tax Matters	—	—	—		—	—	—
Other Items	(5)	(97)	92		(24)	2	114
After Considering Items (Non-GAAP)	$12,243	$4,778	$7,465	61.0%	$4,499	$—	$2,966	24.2%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	1	0	2		2	—	1
% Currency Impact	(5)	(3)	(6)		(4)	—	(8)
% Change — Currency Neutral Reported	6	3	7		7	—	9

% Change — After Considering Items (Non-GAAP)	1	3	0		3	—	(6)
% Currency Impact After Considering Items (Non-GAAP)	(5)	(4)	(5)		(4)	—	(7)
% Change — Currency Neutral After Considering Items (Non-GAAP)	6	6	5		8	—	1

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the three months ended September 28, 2012, is positive 2 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 7% from reported currency neutral operating income growth of 9%. Currency neutral operating expense leverage after considering items impacting comparability for the three months ended September 28, 2012, is negative 4 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 5% from currency neutral operating income growth after considering items impacting comparability of 1%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended September 28, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$102	$252	$23	$3,084	$755	24.5%	$18	$2,311	$0.50
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	14	—		—	14	—
Productivity & Reinvestment	—	—	—	59	21		—	38	0.01
Productivity Initiatives	—	—	—	(6)	(2)		—	(4)	—
Equity Investees	—	10	—	10	1		—	9	—
CCE Transaction	—	—	—	(5)	(2)		—	(3)	—
Transaction Gains	—	—	—	—	—		—	—	—
Certain Tax Matters	—	—	—	—	(7)		—	7	—
Other Items	—	—	—	(65)	(25)		1	(41)	(0.01)
After Considering Items (Non-GAAP)	$102	$262	$23	$3,091	$741	24.0%	$19	$2,331	$0.51

	Three Months Ended September 30, 2011
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP) — As Adjusted	$116	$180	$(32)	$2,927	$681	23.3%	$22	$2,224	$0.48
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	3	21	1		—	20	—
Productivity & Reinvestment	—	—	—	—	—		—	—	—
Productivity Initiatives	—	—	—	22	6		—	16	—
Equity Investees	—	36	—	36	5		—	31	0.01
CCE Transaction	—	—	5	54	20		—	34	0.01
Transaction Gains	—	—	—	9	3		—	6	—
Certain Tax Matters	—	—	—	—	4		—	(4)	—
Other Items	(5)	—	—	119	45		—	74	0.02
After Considering Items (Non-GAAP)	$111	$216	$(24)	$3,188	$765	24.0%	$22	$2,401	$0.52

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	(12)	40	—	5	11		(18)	4	4
% Change — After Considering Items (Non-GAAP)	(8)	21	—	(3)	(3)		(14)	(3)	(2)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,587 million average shares outstanding — diluted

[2]	4,653 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended September 28, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$36,562	$14,425	$22,137	60.5%	$13,308	$233	$8,596	23.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(44)	44
Productivity & Reinvestment	—	—	—		—	(177)	177
Productivity Initiatives	—	—	—		—	9	(9)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	5	(5)
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	5	50	(45)		17	(26)	(36)
After Considering Items (Non-GAAP)	$36,567	$14,475	$22,092	60.4%	$13,325	$—	$8,767	24.0%

	Nine Months Ended September 30, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP) — As Adjusted	$35,502	$13,812	$21,690	61.1%	$13,016	$457	$8,217	23.1%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(79)	79
Productivity & Reinvestment	—	—	—		—	—	—
Productivity Initiatives	—	—	—		—	(76)	76
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(217)	236
Transaction Gains	—	—	—		—	(35)	35
Certain Tax Matters	—	—	—		—	—	—
Other Items	15	(92)	107		(30)	(50)	187
After Considering Items (Non-GAAP)	$35,517	$13,701	$21,816	61.4%	$12,986	$—	$8,830	24.9%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	3	4	2		2	—	5
% Currency Impact	(4)	(3)	(4)		(3)	—	(6)
% Change — Currency Neutral Reported	6	7	6		5	—	10

% Change — After Considering Items (Non-GAAP)	3	6	1		3	—	(1)
% Currency Impact After Considering Items (Non-GAAP)	(4)	(3)	(4)		(3)	—	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	6	8	5		6	—	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the nine months ended September 28, 2012, is positive 4 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 6% from reported currency neutral operating income growth of 10%. Currency neutral operating expense leverage after considering items impacting comparability for the nine months ended September 28, 2012, is negative 1 percentage point, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 5% from currency neutral operating income growth after considering items impacting comparability of 4%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended September 28, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$302	$637	$156	$9,432	$2,236	23.7%	$43	$7,153	$1.56
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	44	—		—	44	0.01
Productivity & Reinvestment	—	—	—	177	65		—	112	0.02
Productivity Initiatives	—	—	—	(9)	(3)		—	(6)	—
Equity Investees	—	(33)	—	(33)	(2)		—	(31)	(0.01)
CCE Transaction	—	—	—	(5)	(2)		—	(3)	—
Transaction Gains	—	—	(92)	(92)	(33)		—	(59)	(0.01)
Certain Tax Matters	—	—	—	—	26		—	(26)	(0.01)
Other Items	—	14	—	(22)	(9)		1	(14)	—
After Considering Items (Non-GAAP)	$302	$618	$64	$9,492	$2,278	24.0%	$44	$7,170	$1.56

	Nine Months Ended September 30, 2011
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP) — As Adjusted	$313	$535	$447	$9,242	$2,273	24.6%	$42	$6,927	$1.49
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	41	120	21		—	99	0.02
Productivity & Reinvestment	—	—	—	—	—		—	—	—
Productivity Initiatives	—	—	—	76	24		—	52	0.01
Equity Investees	—	40	—	40	6		—	34	0.01
CCE Transaction	—	—	5	241	90		—	151	0.03
Transaction Gains	—	—	(519)	(484)	(205)		—	(279)	(0.06)
Certain Tax Matters	—	—	—	—	(15)		—	15	—
Other Items	(8)	—	—	195	71		—	124	0.03
After Considering Items (Non-GAAP)	$305	$575	$(26)	$9,430	$2,265	24.0%	$42	$7,123	$1.53

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	(4)	19	—	2	(2)		2	3	5
% Change — After Considering Items (Non-GAAP)	(1)	7	—	1	1		5	1	2

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,593 million average shares outstanding — diluted

[2]	4,658 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended September 28, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$254	$698	$734	$832	$603	$44	$(372)	$2,793
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	14	—	14
Productivity & Reinvestment	—	—	—	48	1	—	10	59
Productivity Initiatives	—	—	—	—	(1)	—	(5)	(6)
CCE Transaction	—	—	—	(5)	—	—	—	(5)
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(71)	—	3	3	(65)
After Considering Items (Non-GAAP)	$254	$698	$734	$804	$603	$61	$(364)	$2,790

	Three Months Ended September 30, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP) — As Adjusted	$265	$810	$773	$618	$608	$76	$(396)	$2,754
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	3	—	14	—	18
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Productivity Initiatives	(1)	2	2	—	2	—	17	22
CCE Transaction	—	—	—	49	—	—	—	49
Transaction Gains	—	—	—	—	—	—	9	9
Other Items	—	—	—	116	(1)	2	(3)	114
After Considering Items (Non-GAAP)	$265	$812	$775	$786	$609	$92	$(373)	$2,966

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(4)	(14)	(5)	34	(1)	(42)	6	1
% Currency Impact	(15)	(6)	(15)	(1)	1	(22)	(1)	(8)
% Change — Currency Neutral Reported	11	(8)	10	35	(2)	(21)	7	9

% Change — After Considering Items (Non-GAAP)	(4)	(14)	(5)	2	(1)	(34)	3	(6)
% Currency Impact After Considering Items (Non-GAAP)	(15)	(6)	(15)	0	1	(20)	0	(7)
% Change — Currency Neutral After Considering Items (Non-GAAP)	11	(8)	9	3	(2)	(14)	2	1

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Nine Months Ended September 28, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$896	$2,290	$2,164	$2,039	$1,999	$169	$(961)	$8,596
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	45	—	44
Productivity & Reinvestment	1	—	—	157	1	—	18	177
Productivity Initiatives	—	(3)	—	—	(1)	—	(5)	(9)
CCE Transaction	—	—	—	(5)	—	—	—	(5)
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(48)	—	6	6	(36)
After Considering Items (Non-GAAP)	$896	$2,287	$2,164	$2,143	$1,999	$220	$(942)	$8,767

	Nine Months Ended September 30, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP) — As Adjusted	$860	$2,497	$2,163	$1,821	$1,769	$189	$(1,082)	$8,217
Items Impacting Comparability:
Asset Impairments/Restructuring	6	—	—	14	—	58	1	79
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Productivity Initiatives	3	5	3	—	3	—	62	76
CCE Transaction	—	—	—	234	—	—	2	236
Transaction Gains	—	—	—	—	—	—	35	35
Other Items	—	—	—	110	82	4	(9)	187
After Considering Items (Non-GAAP)	$869	$2,502	$2,166	$2,179	$1,854	$251	$(991)	$8,830

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	4	(8)	0	12	13	(11)	11	5
% Currency Impact	(12)	(4)	(11)	0	3	(20)	(1)	(6)
% Change — Currency Neutral Reported	16	(4)	11	12	10	10	12	10

% Change — After Considering Items (Non-GAAP)	3	(9)	0	(2)	8	(13)	5	(1)
% Currency Impact After Considering Items (Non-GAAP)	(12)	(4)	(11)	0	3	(17)	0	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	15	(4)	11	(1)	5	5	5	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Bottling Investments Segment Information:

	Three Months Ended September 28, 2012
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,208	$688	$44
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	14
Other Items	—	—	3
After Considering Items (Non-GAAP)	$2,208	$688	$61

	Three Months Ended September 30, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP) — As Adjusted	$2,264	$690	$76
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	14
Other Items	—	—	2
After Considering Items (Non-GAAP)	$2,264	$690	$92

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change — Reported (GAAP)	(2)	0	(42)
% Currency Impact	(11)	(12)	(22)
% Change — Currency Neutral Reported	9	11	(21)
% Structural Impact	4	3	(1)
% Change — Currency Neutral Reported and Adjusted for Structural Items	5	8	(20)

% Change — After Considering Items (Non-GAAP)	(2)	0	(34)
% Currency Impact After Considering Items (Non-GAAP)	(11)	(12)	(20)
% Change — Currency Neutral After Considering Items (Non-GAAP)	9	11	(14)
% Structural Impact After Considering Items (Non-GAAP)	4	3	(1)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	5	8	(13)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Bottling Investments Segment Information:

	Nine Months Ended September 28, 2012
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$6,808	$2,074	$169
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	45
Other Items	—	—	6
After Considering Items (Non-GAAP)	$6,808	$2,074	$220

	Nine Months Ended September 30, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP) — As Adjusted	$6,614	$2,012	$189
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	58
Other Items	—	—	4
After Considering Items (Non-GAAP)	$6,614	$2,012	$251

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change — Reported (GAAP)	3	3	(11)
% Currency Impact	(8)	(8)	(20)
% Change — Currency Neutral Reported	11	11	10
% Structural Impact	2	2	(2)
% Change — Currency Neutral Reported and Adjusted for Structural Items	9	9	12

% Change — After Considering Items (Non-GAAP)	3	3	(13)
% Currency Impact After Considering Items (Non-GAAP)	(8)	(8)	(17)
% Change — Currency Neutral After Considering Items (Non-GAAP)	11	11	5
% Structural Impact After Considering Items (Non-GAAP)	2	2	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	9	9	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Nine Months Ended September 28, 2012	Nine Months Ended September 30, 2011
Reported (GAAP)
Issuances of Stock	$1,319	$1,382
Purchases of Stock for Treasury	(3,619)	(3,608)
Net Change in Stock Issuance Receivables[1]	(5)	(24)
Net Change in Treasury Stock Payables[2]	(32)	165
Net Treasury Share Repurchases (Non-GAAP)	$(2,337)	$(2,085)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

Consolidated Cash from Operations:

	Nine Months Ended September 28, 2012	Nine Months Ended September 30, 2011
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$7,840	$6,800
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	900	769
After Considering Items (Non-GAAP)	$8,740	$7,569

	Net Cash Provided by Operating Activities
% Change — Reported (GAAP)	15
% Change — After Considering Items (Non-GAAP)	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.8 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system employees. For more information, please visit www.thecoca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo or visit our blog at www.coca-colablog.com.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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